Exhibit 99.1
NEWS RELEASE
Contact:
Jennifer Chmieleski
Vice President and Controller
(978) 206-8220
Jenniferc@psychemedics.com
PSYCHEMEDICS CORPORATION ANNOUNCES FIRST QUARTER RESULTS
INCREASES QUARTERLY DIVIDEND
Acton, Massachusetts, April 30, 2008 — Psychemedics Corporation (AMEX:PMD) today announced first quarter financial results for the period ended March 31, 2008. The Company also announced a quarterly dividend of $0.17 per share payable to shareholders of record as of June 6, 2008 to be paid on June 20, 2008. This will be the Company’s 47th consecutive quarterly dividend.
The Company’s revenue for the quarter ended March 31, 2008 was $5.7 million essentially matching revenue for the quarter ended March 31, 2007. Net income for the quarter ended March 31, 2008 was $0.9 million or $0.17 per share, a decrease of 14% from the comparable period last year during which the Company earned $1.0 million or $0.20 per share.
Raymond C. Kubacki, Chairman and Chief Executive Officer, said, “Despite the challenging economy which saw significant job losses for the first quarter 2008, our revenue remained the same at $5.7 million for the first quarter of 2008 when compared to the first quarter of 2007. Even with the absorption of normal cost increases, our gross margins improved to 58%, up from 57% in the first quarter of 2007, although revenues remained flat.”
Kubacki continued, “Our net income was below historic levels due in part to our recent investment in our sales and marketing team during the first quarter of 2008. We expect that the addition of our Director of Marketing and our lead generation team should provide the Company with the tools to capitalize on significant growth opportunities.”

Kubacki concluded, “The Company’s balance sheet remains strong with approximately $9.1 million of cash and short-term investments, no long-term debt and over $12.7 million of working capital at March 31, 2008. The 13% dividend increase from $0.15 to $0.17 demonstrates our directors’ commitment to rewarding shareholders and sharing the financial success of the Company. Therefore we are pleased to declare our 47th consecutive quarterly dividend.”
On March 17, 2008, the Company announced the authorization of a 250,000 share stock repurchase program.
Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.
Financial Highlights:
•	Revenue for the first quarter of $5.7 million, no significant change from 2007

•	Pretax income for the first quarter of $1.5 million, down 13% from 2007

•	Net income for the first quarter of $0.9, or $0.17 per diluted share, down 14% from 2007
The Psychemedics web site is www.drugtestwithhair.com
Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume and sales and marketing strategies) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company’s sales and marketing team, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME
(in thousands, except per share amounts)
UNAUDITED

	Three months ended
	March 31,	March 31,
	2008	2007
REVENUE	$5,709	$5,717
COST OF REVENUE	2,387	2,455

Gross profit	3,322	3,262

OPERATING EXPENSES:
General and administrative	1,022	832
Marketing and selling	799	705
Research and development	118	95

	1,939	1,632

Income from operations	1,383	1,630

Interest income	112	96

INCOME BEFORE PROVISION FOR INCOME TAXES	1,495	1,726

PROVISION FOR INCOME TAXES	605	691

NET INCOME	$890	$1,035

BASIC NET INCOME PER SHARE	$0.17	$0.20

DILUTED NET INCOME PER SHARE	$0.17	$0.20

DIVIDENDS DECLARED PER SHARE	$0.15	$0.125

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC	5,221	5,179

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, DILUTED	5,309	5,265

PSYCHEMEDICS CORPORATION
BALANCE SHEETS
(in thousands, except per share amounts)

	March 31	December 31,
	2008	2007
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,310	$6,097
Short-term investments	2,800	3,875
Accounts receivable, net of allowance for doubtful accounts of $235	3,570	3,555
Prepaid expenses and other current assets	1,142	499
Deferred tax assets	457	429

Total current assets	14,279	14,455
PROPERTY AND EQUIPMENT:
Equipment and leasehold improvements, at cost	10,821	10,793
Less — Accumulated depreciation and amortization	(10,062)	(9,977)

	759	816
DEFERRED TAX ASSETS	231	231
OTHER ASSETS	62	59

	$15,331	$15,561

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$337	$489
Accrued expenses	1,013	951
Deferred revenue	212	243

Total current liabilities	1,562	1,683

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.005 par value; 873 shares authorized and none outstanding	—	—
Common stock, $0.005 par value; 50,000 shares authorized, 5,815 shares issued in 2008 and 5,812,shares issued in 2007	29	29
Paid-in capital	26,660	26,540
Accumulated deficit	(3,422)	(3,527)
Less — Treasury stock, at cost; 607 shares in 2008 and 586 shares in 2007	(9,498)	(9,164)

Total shareholders’ equity	13,769	13,878

	$15,331	$15,561